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EXHIBIT 8.2

FOLEY & LARDNER 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foleylardner.com
August 14, 2003
CLIENT/MATTER NUMBER 016125-0173

Cobalt Corporation
401 West Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

        We have acted as counsel to Cobalt Corporation, a Wisconsin corporation ("Target"), in connection with the Merger, as defined and described in the Agreement and Plan of Merger, dated June 3, 2003 (as amended as of August 8, 2003, "the Merger Agreement"), among WellPoint Health Networks Inc., a Delaware corporation ("Purchaser"), Crossroads Acquisition Corp, a Delaware corporation ("Merger Sub"), and Target. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

        In connection with this opinion, and with your permission, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties contained in the following documents (the "Documents"):

(1)
The Merger Agreement.

(2)
The registration statement of Purchaser on Form S-4, initially filed on July 1, 2003, with the Securities and Exchange Commission (as amended through the date hereof) with respect to the Purchaser Common Stock to be issued to the stockholders of Target in connection with the Merger (the "Registration Statement").

(3)
The representations made to us by Purchaser in its letter to us dated August 14, 2003.

(4)
The representations made to us by Target in its letter to us dated August 14, 2003.

(5)
Such other instruments and documents relating to the organization and operation of Purchaser, Merger Sub, and Target, and to the consummation of the Merger, as we have deemed necessary or appropriate for purposes of our opinion.

        For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver of any conditions to any party's obligation to effect the Merger, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants and warranties set forth in the Merger Agreement will be complied with.

        Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.

        Subject to the assumptions set forth above, we are of the opinion that (a) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) each of Target, Purchaser, and Merger Sub will be a party to the reorganization, within the meaning of section 368(b) of the Code, and (c) the statements made under the captions "Summary — Material United States Federal Income Tax Consequence of the Merger" and "The Merger —

United States Federal Income Tax Consequences of the Merger" in the Registration Statement, to the extent they relate to matters of federal income tax law, are correct in all material respects.

        Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein, or any of the statements, covenants, representations, or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

        This opinion is being provided solely for the benefit of Target and its stockholders. No other person shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this opinion under the caption "The Merger — Material United States Federal Income Tax Consequences of the Merger." In giving such consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ FOLEY & LARDNER
FOLEY & LARDNER

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  EXHIBIT 8.2